Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to ordinary shares, par value US$0.001 per share, of Leishen Energy Holding Co., Ltd., a Cayman Islands exempted company, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

[Signature page to follow]

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of February 12, 2025.

Pacific Century Oil and Gas Technology Co., LTD

By:	/s/ Yali Wang
Name:	Yali Wang
Title:	Director

Yali Wang

By:	/s/ Yali Wang

Xiangteng Li

By:	/s/ Xiangteng Li